Exhibit 14
Cortland Banks
Code of Ethics
(Revised and Adopted by the Board of Directors August 10, 2004)
This Code supersedes and replaces any prior communications, policies, rules, practices, standards and/or guidelines to the contrary, whether written or oral. To the extent there are any conflicts with the Employee Handbook, the language of this Code controls.
Introduction
          This Code consists of basic standards of business practice for Cortland Banks (Here-in-after being referred to as “the Bank”, “the Company”, “the Corporation”) as well as professional and personal conduct. Such standards require honesty and candor in our activities, including the observance of the spirit and the letter of the law. As set forth below, these standards have both personal and corporate implications.
          This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. As necessary, the Code should also be provided to and followed by the Company’s agents and representatives, including consultants.
•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act. You should contact the Director of Human Resources.

•	If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should contact the Director of Human Resources on how to handle the situation.
          Those who violate the standards in this Code will be subject to the Bank’s disciplinary action procedure which can be found in the “Cortland Banks Employee Handbook”. Cortland Banks retains complete discretion as to the type of disciplinary action taken and may deviate from the normal procedure due to the nature and severity of the violation whenever the Company deems it appropriate.
Violation of the Cortland Banks Code of Business Conduct and Ethics Policy may result in the following discipline, up to and including discharge.
a)	The issuance of a verbal warning for the first occurrence of a lesser offense (e.g., abusing personal telephone call privileges, tardiness, absenteeism, personal appearance).

b)	A written disciplinary warning that outlines performance expectations and consequences.

c)	Suspension

d)	Discharge
If you are in a situation, which you believe may violate or lead to a violation of this Code, follow the guidelines described in number 36 on page 57 of this Code.

1. Compliance with Laws, Rules and Regulations
          Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities and states in which we operate and the United State of America. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.
          The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.
2.	Personal Conduct.
          Because the Corporation is judged by the collective performance and public perception of its employees, you must always act in a manner that merits public trust and confidence. The following are our basic principles of personal conduct:
•	You must not take any action, either personally or on behalf of the Corporation, which will violate any law or regulation affecting our business.

•	You must perform your assigned duties to the best of your ability and in the best interests of the Corporation, its customers, associates and shareholders.

•	You must avoid all circumstances that could produce conflicts or the appearance of conflicts between your personal interests and those of the Corporation.

•	You must comply with security and safety procedures established by the Corporation.

•	You must adhere to and fully comply with all of the Corporation’s policies and procedures, including the Code, the Policy and the Employee Handbook.

•	You must respect the confidentiality of information obtained in the course of business, including information related to the financial affairs of customers or to the investment value of any business enterprise.

•	You must exercise absolute candor and fully cooperate in providing facts and information in connection with company investigations, or if requested of you by management or other authorized persons, to the fullest extent permitted by law.

•	You must not use corporate resources or your corporate position in pursuit of personal interests that violate the Documents or any law or regulation.
Some specific examples of prohibited conduct are set forth in the Employee Handbook for your guidance, but such examples are not meant to be all-inclusive.
3.	Conflicts of Interest
          A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or Director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.
          Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connections with our customers, suppliers or competitors, except on our behalf.

          Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Director of Human Resources. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate person or consult the procedures described in Section 35 & 36 of this Code.
          You must avoid conflicts between personal interests and the interests of Cortland Banks, or even the appearance of such conflicts. You must not act on behalf of Cortland Banks in any transaction involving persons or organizations with which you, or a family member (1), have any financial or residual interest, other than through a compensation or similar plan sponsored by Cortland Banks.
          Defined broadly, a conflict of interest includes any situation in which you are engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations might include activities, conduct or investments that could conflict with your duty to Cortland Banks, or that could adversely affect your judgment or job performance. The appearance of a conflict of interest can often be as detrimental as a conflict itself. You should exercise sound judgment before committing to any activity or participating in any transaction that could potentially be a conflict. In general, you should consider the following factors to avoid conflict of interest situations:
•	Perception — Could the activity or transaction be perceived as a conflict of interest or a potential conflict by others, including associates, customers, suppliers, competitors, regulators or the public? If all the facts of the activity or transaction were made public, would you or the Corporation be embarrassed?

•	Intent — Is the activity or transaction being offered in an attempt to influence your judgment?

•	Impact — Will the Corporation be disadvantaged if you participate in the activity or transaction?

•	Objectivity — Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a customer, associate or supplier?

•	Time considerations — Will the time required for the activity or transaction interfere with your ability to effectively carry out your job responsibilities at Cortland Banks?

1   As used in the Cortland Banks Code of Ethics, “family member” means your spouse, child, an adopted child, mother, father, sister, brother, grandparent, grandchild, sibling, aunt, uncle, first cousin, sister-in-law, brother-in-law, mother-in-law, father-in-law, daughter-in-law, son-in-law, or “step” relationship or a legal guardian, or other person who stands in place of a parent. “Family member” may be defined differently in other policies that are incorporated by reference into the Code.
4.	Work conflicts and outside activities.
          If you decide to pursue additional employment, engage in an independent business venture or perform services for another business organization, you must disclose such activities to the Director of Human Resources, both verbal and in writing and obtain his or her pre-approval to avoid any potential conflicts. You must not pursue such activities during Cortland Banks business hours or allow any outside business, civic or charitable activities to interfere with your job performance.
          A conflict of interest may arise when you or one of your family members is a significant shareholder, director, officer, employee, consultant or agent of an organization that is a competitor, or that has current or prospective business with Cortland Banks as a customer, supplier or contractor. In such event, you must take steps to protect confidential information, remove yourself from situations where conflicts may arise and otherwise take steps to ensure that outside activities do not conflict with or impair your ability to perform your responsibilities for Cortland Banks and do not adversely affect the integrity, goodwill or public perception of Cortland Banks.

5.	Outside Directorships of Employees.
          Although you are encouraged to take part in community and charitable activities, due to the time demands and potential conflicts of interest, you are required to advise your manager and the Director of Human Resources before serving on a board of a nonprofit organization. Directorships that will involve significant time away from the Corporation or that might otherwise interfere with efficient performance of normal duties or pose a conflict of interest, require the written approval of your manager and the Director of Human Resources.
          If you wish to serve as a director of any for-profit organization, you must first submit your request to the Director of Human Resources who will submit the request for review and disposition by the Bank’s Senior/ Executive Management Committee.
          You should avoid directorships that might pose a conflict of interest or create the appearance of a conflict of interest. If an apparent or actual conflict of interest develops and cannot be immediately resolved, you must withdraw promptly from service as a director of the outside corporation or organization. You should also be aware that you have sole responsibility for your actions and that the Corporation does not provide indemnification for associates who serve as directors of outside entities unless such service is at the specific written direction of an authorized representative of Cortland Banks.
          You are to abstain from, and not be physically present during, negotiations, preparations, recommendations or approvals of any extensions of credit or other business transactions between any company in the Cortland Banks family and any outside organization on whose board of directors you sit.
6.	Insider Trading
          Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.
7.	Corporate Opportunities
          Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee may use corporate property, information, or position for improper personal gain; and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

8.	Competition and Fair Dealing
          We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone though manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
          To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.
     Please discuss with the Director of Human Resources any gifts or plans which you are not certain are appropriate. Always ask first, act later: If you are unsure of what to do in any situation, seek guidance from the Director of Human Resources before you act.
9.	Business and Entertainment
          The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
          Hospitality
               You must not accept hospitality or entertainment that is:
•	solicited;

•	lavish or unusual;

•	not a normal or customary type of amenity;

•	or an expense reimbursed by a customer or supplier that the Corporation would not pay.
               In addition, you should consider the following:
•	Reciprocity. Are you in a position where you could provide reciprocal hospitality at Cortland Banks expense? You should consider not only the nature of the hospitality being offered, but also the organizational stature of the person making the offer.

•	Reasonableness. Is the nature of the hospitality being offered typical for the size and status of the customer or supplier relationship? The type of hospitality being offered should be customary and appropriate with regard to your job responsibilities.
You are encouraged to discuss the appropriateness of any offer of hospitality, given the circumstances, with your manager. If there remains any question as to the appropriateness of such offer, the matter should be directed to the Director of Human Resources.

10.	Supplier relationships.
          If you are authorized to approve or award orders, contracts and commitments to suppliers of goods or services, you must do so based on objective business standards to avoid any real or perceived personal favoritism. Cortland Banks business of this nature must be conducted strictly on an arm’s-length basis with due regard to Cortland Banks policies involving, community reinvestment and other business considerations.
11.	Discrimination and Harassment
          The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Employees should immediately report any improper discrimination or harassment to the appropriate supervisor and/or the Director of Human Resources.
12.	Health and Safety
          The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
          Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated and may result in disciplinary action, up to and including dismissal.
13.	Record-Keeping
          The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.
          Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.
          All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
          Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Legal Counsel.

14.	Confidentiality
          Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.
          Confidentiality is a fundamental principle of our business that is particularly applicable to nonpublic information concerning Cortland Banks and to information received by Cortland Banks from a customer or supplier for an express business purpose. It applies with equal force to oral or informal communications as well as to written, printed or computer-generated information.
          Specific corporate policies exist regarding the use of information and adequate control of critical and secured information. These policies include the General Policy on Insider Trading, the Corporate Information Security Policy and the Privacy Policy for Consumers. You must be familiar with these policies and understand how such policies impact your work.
15.	Cortland Banks information.
          Nonpublic information regarding Cortland Banks is to be conveyed to others only on a reasonable need-to-know basis that furthers a legitimate business purpose of Cortland Banks. Information is to be conveyed with the express understanding that the information is confidential and is to be used solely for the limited purpose for which it was received and given. Unless otherwise instructed, you must treat internal Cortland Banks activities and plans as confidential, to be disseminated within the internal structure of Cortland Banks only on a need-to-know basis.
16.	Customer information.
          Cortland Banks subscribes to extremely high standards of protection for personally identifiable confidential information obtained from or about a customer, and recognizes its obligation to keep such customer information secure and confidential. Such confidential information may include account balances and transaction data, financial condition, and anticipated changes in management, business plan, or financial projections. The Corporation’s comprehensive Privacy Policy for Consumers covers consumer customer information and is provided to consumer customers as required by law.
          It is the policy of Cortland Banks to provide customer information to outside companies only in order to conduct our business, comply with applicable law, protect against fraud or other suspected illegal activity, provide products and services to our customers, provide a good customer experience or comply with a customer’s request. Information shared will be limited to that needed or legally required and subject to confidentiality agreements, where applicable. In addition, you are authorized to access customer information only for legitimate business purposes on a need-to-know basis. You are responsible for understanding your obligations to protect the confidentiality and security of customer information. Cortland Banks provides employee training, as appropriate, to help you understand your obligations with respect to confidentiality of customer information.
17.	Supplier information.
          Confidential competitive information submitted to Cortland Banks in connection with the purchase of products or services must be maintained in strictest confidence in order to avoid giving or receiving any improper competitive advantage with respect to any supplier.

18.	Employee privacy.
          Information and communications on the Corporation’s private computer systems are subject to review, monitoring and recording at any time without notice or permission. Unauthorized use or access may be subject to prosecution or disciplinary action. Additional information regarding associate privacy is set forth in the Employee Handbook.
19.	Protection and Proper Use of Company Assets
          All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.
          The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing, and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. All employees should do their best to make sure that Company property under their control is properly used and protected by adequate controls and safeguards.
          Proper use of Cortland Banks assets and appropriate recording and documentation of such use is essential to the financial soundness and integrity of Cortland Banks. You must not misuse (including inappropriate Internet usage) or remove from our facilities furnishings, equipment, technology or supplies, unless specifically authorized. Further, you must not use Cortland Banks assets, or your position, for personal gain or another’s advantage. Additional information regarding your use of the Internet and intranet is set forth in the Employee Handbook.
          This policy applies equally to property created, obtained or copied by Cortland Banks for its exclusive use, such as computer software, customer lists or information, databases, data processing systems, files, reference materials, reports, and the like. Neither originals nor copies may be used for any purpose other than Cortland Banks business.
          Any assets you create and any tangible contributions you make to the development and implementation of Cortland Banks assets, whether directly or indirectly, while employed within Cortland Banks are Cortland Banks property and remain its property even if you leave employment with Cortland Banks.
20.	Intellectual property.
          Cortland Banks owns all rights, title and interest in intellectual property, including inventions, improvements, works of authorship, ideas, data, processes, computer software programs, and discoveries, conceived or developed by you during your term of employment, relating to actual or anticipated business of, or research or development by, Cortland Banks. You must disclose all intellectual property promptly to your manager and execute all documents and do all things necessary to assist Cortland Banks, at the Corporation’s expense, in obtaining protection for intellectual property.

21.	Record retention.
          The Corporation has a long-standing record retention policy to prevent, when appropriate, the destruction of records that would normally be purged in the ordinary course of business. References in this section to “company records” include all recorded information, regardless of medium or characteristics (for example, paper, microfilm, magnetic disks/tapes, electronic or optical), whether centrally stored or retained as desk files at your work areas. “Company records” does not include customer records that may be subject to subpoenas in actions, proceedings or investigations not involving the Corporation. Such customer records are produced and retained in accordance with policies and procedures that are separate from this Code.
          Company records that might normally be destroyed under the Corporation’s standard Records Retention Schedule must not be destroyed if those records are relevant to a pending, threatened or reasonably anticipated legal or administrative action or proceeding against or by the Corporation or internal, regulatory or governmental investigation involving the Corporation (for purposes of this section, collectively referred to as “Actions”). In general, this means you must cease record destruction (and prevent others from destroying records) if you are aware or are notified that:
•	there is an Action that may reasonably require production of company records;

•	company records are covered by a request for production, subpoena or similar request; or

•	the Corporation is voluntarily cooperating with governmental or regulatory authorities or other outside parties in any action, proceeding or investigation that may reasonably require production of company records.
          If there is any question as to whether a particular record should be maintained, written approval must be obtained from the Bank’s Legal Counsel representative prior to its destruction.
          Company records destroyed after the Corporation is on notice of an Action may result in penalties to the Corporation and to the individuals involved.
22.	Misappropriation.
          Anyone who embezzles steals or willfully misappropriates any monies, funds or anything of value from Cortland Banks may be subject to fine, imprisonment, restitution payment and other such actions conferred by law or Cortland Banks policy, in addition to disciplinary action.
23.	Official documentation.
          You must not use official Cortland Banks stationery, the corporate brand or other official documentation or use the name “Cortland Banks” for any personal or nonofficial purpose since such use implies endorsement by Cortland Banks. Cortland Banks hereby disclaims any and all implied endorsements that may appear to result from a violation of this section.
24.	Personal financial responsibility
a.	Financial conduct.
          You should conduct your financial affairs in a responsible and prudent manner, so as to be above criticism.

b.	Borrowing.
          You may not personally borrow money from or lend to suppliers, customers or other associates unless such loan is to or from a family member or from an institution normally in the business of lending, and there is no conflict of interest. You may make an occasional loan of nominal value (such as for lunch) to another employee as long as no interest is charged.
          Certain borrowing from correspondent banks must be reported to the Office of the Corporate Secretary. Those specific individuals who must report such borrowing will be advised directly by the Office of the Corporate Secretary.
c.	Business expenses.
          You are responsible for the accurate and timely reporting of expenses. All expenditures must be ordinary and necessary to accomplish expected business purposes, include required approvals and be in accordance with existing expense policies. Further, you must not use your business credit card for any purpose other than appropriate business expenses.
d.	Personal fees.
          Unless specifically authorized by Cortland Banks, you may not accept personal fees or commissions in connection with any transaction on behalf of Cortland Banks.
25.	Compliance with law
          You must not take any action, either personally or on behalf of the Corporation that will violate any law, regulation or internal policy.
26.	Anti-money laundering compliance
          Cortland Banks will cooperate fully, in accordance with applicable laws, with the efforts of law enforcement agencies to prevent, detect and prosecute money laundering and the financing of terrorism. The Corporation will not knowingly do business with existing or prospective customers (for purposes of this section, collectively referred to as “customers”) whose money is believed to be derived from or used to support criminal or terrorist activity. If the Corporation becomes aware of facts that lead to the reasonable presumption that a customer is engaged in such activities or that a customer’s transactions are themselves criminal in purpose, appropriate measures, consistent with the law, will be taken. Such measures could include, for example, terminating business dealings with the customer, closing or freezing the customer’s accounts, and filing reports with governmental authorities.
          You must make reasonable efforts to determine the true identity of all customers of the Corporation’s products and services to help keep the global financial and trading systems from being used as a channel for financing crime and terrorism. Business transactions will not be conducted with customers who fail to provide appropriate evidence of their identity, or who seek to deceive regulatory or law enforcement agencies by providing altered, incomplete or misleading information. It is vital for all associates to understand fully those actions that may constitute a violation of applicable anti-money laundering statutes and to report any potential violation in the manner set forth in the appropriate Anti-Money Laundering Compliance procedures.

27.	The Bank Bribery Act Policy
          Each employee is required to sign THE BANK BRIBERY ACT POLICY upon their hire at Cortland Banks. This policy is reviewed and updated annually by the Board of Directors. Refer to your signed document copy or the updated copy that is in your Employee Handbook for further details.
          Remember, please discuss with the Director of Human Resources any gifts or plans which you are not certain are appropriate. Always ask first, act later: If you are unsure of what to do in any situation, seek guidance from the Director of Human Resources before you act.
28.	Bribes and other improper payments.
          You may not utilize, either directly or indirectly, Cortland Banks funds or property for any unlawful or improper use. Accordingly, you must not give any bribes, kickbacks, promises or any other thing of value to any person or entity or accept any such thing of value from any person or entity to obtain or retain business or for any reason whatsoever. In addition, you shall not make any unlawful preferential extension of credit to any officer, customer, director or principal shareholder of any customer or prospective customer. This policy should not be construed to limit the use of Cortland Banks funds and other assets in the ethical pursuit of acquiring additional business for Cortland Banks in the normal course of business.
29.	Foreign Corrupt Practices Act.
          You must not give or promise to give money or anything of value to any executive, official or employee of any government, governmental agency, political party (including candidates for political office) or other organization if it could reasonably be construed as being intended to influence a Cortland Banks business relationship with such entity. Such payments must not be made by you or any agent of Cortland Banks to obtain or retain business or secure any improper advantage.
30.	Political Contributions and Committees
          It is the policy of Cortland Banks to encourage informed participation in governmental, regulatory and elective processes. You may elect to make personal political contributions, either directly or through political action committees as prescribed and permitted by applicable local, state and federal laws, as well as the laws of any applicable jurisdiction outside of the United States.
          Federal statutes make it unlawful for a national bank to make any contribution or expenditure through the use of funds, services, property or other resources in conjunction with any federal, state or local election. Additionally, corporations are also restricted from making campaign contributions and expenditures in federal elections and in many states.
          Certain broker-dealer associates and other associates who may refer municipal securities business to the Cortland Banks are subject to additional conditions regarding political contribution and volunteer activities.
          You must avoid political committee involvement that might pose a conflict of interest or create the appearance of a conflict of interest. If an apparent or actual conflict of interest develops and cannot be immediately resolved, you must withdraw promptly from service as a committee member or officer of the political committee or organization. You should also be aware that you have sole responsibility for your actions and that the Corporation does not provide indemnification for associates who serve as committee members, officers, and directors of outside entities unless such service is at the specific written direction of an authorized representative of Cortland Banks.

You are to abstain from, and not be physically present during, negotiations, preparations, recommendations or approvals of any extensions of credit or other business transactions between any company in the Cortland Banks family and any outside organization on whose committee or board of directors you sit.
          These employees should consult their manager and the Director of Human Resources for specific guidance.
31.	Accounting.
          To ensure the integrity and objectivity of its consolidated financial statements, Cortland Banks has established internal accounting and operating controls and procedures, including disclosure controls and procedures and a Disclosure Committee. All associates responsible for the preparation of the Corporation’s financial statements, or who provide information as part of that process (including the Corporation’s principal executive officer, principal financial officer and principal accounting officer), must maintain and adhere to these controls so that all underlying transactions, both within Cortland Banks and with third parties, are properly documented, recorded and reported. Further, all employees have the responsibility to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Cortland Banks files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation.
          The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. You may raise any such concerns to the Director of Human Resources. The procedure mandated by the Audit Committee ensures that these complaints can be submitted anonymously and in complete confidence.
32.	Investigations
          You must cooperate fully with any investigation, internal audit, external audit or regulatory examination. If you become aware that you are or have been the subject of any external investigation, you must immediately inform your manager, unless otherwise prohibited by law, regulation or the investigating authority.
33.	Payments to Government Personnel
          The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
     In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s in-house legal council can provide guidance to you in this area.
34.	Waivers of the Code of Business Conduct and Ethics
          The Company discourages waivers of this Code except in extraordinary circumstances. Any waiver of this Code for executive officers or directors may be made only by the Board or by Audit committee and if required will be promptly disclosed by law or stock exchange regulation. Employees will acknowledge their review and acceptance or provisions of this Policy by signing an “Acknowledgement Statement.”

35.	Reporting any Illegal or Unethical Behavior
          Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.
36.	Compliance Procedures
          We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an ethics issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your facility or office manager or your Human Resources manager.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.